Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS SHARPLY HIGHER 2010 FIRST QUARTER REVENUES AND EBITDA
NEW YORK, NY, May 3, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported stronger results for the first quarter ended March 31, 2010. Operating EBITDA in the quarter increased dramatically to €31.8 million ($44.0 million) from €1.1 million ($1.4 million) in the first quarter of 2009 and from €23.5 million ($32.5 million) in the fourth quarter of 2009. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 6 of the financial tables in this press release.
Summary Financial Highlights

	Q1	Q4	Q1
	2010	2009	2009
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€171.1	€154.9	€129.0
Energy revenues	9.1	10.2	10.5
Operating income (loss)	18.0	9.8	(12.4)
Operating EBITDA (loss)	31.8	23.5	1.1
Unrealized gain (loss) on derivative instruments	(6.5)	5.1	(15.0)
Foreign exchange gain (loss) on debt	(5.2)	(1.8)	(4.4)
Net income (loss) attributable to common shareholders	(7.5)	2.7	(39.4)
Net income (loss) per share attributable to common shareholders
Basic	€(0.21)	€0.08	€(1.08)
Diluted	€(0.21)	€0.07	€(1.08)
Summary Operating Highlights

	Q1	Q4	Q1
	2010	2009	2009
Pulp Production (’000 ADMTs)	329.5	356.9	345.6
Scheduled Production Downtime (’000 ADMTs)	18.2	14.0	—
Pulp Sales (’000 ADMTs)	332.9	351.8	336.7
NBSK pulp list price in Europe ($/ADMT)	860	787	585
NBSK pulp list price in Europe (€/ADMT)	621	533	449
Average pulp sales realizations (€/ADMT)	507	434	377
Energy Production (’000 MWh)	337.7	358.7	356.3
Energy Sales (’000 MWh)	107.1	116.0	112.2
Average Spot Currency Exchange Rates:
€ / $(1)	0.7230	0.6771	0.7676
C$ / $(1)	1.0413	1.0559	1.2448
C$ / €(2)	1.4406	1.5604	1.6217

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “In the first quarter, pulp markets continued to strengthen. Continued strong demand from Asia and growing demand in Europe and North America for bleached softwood kraft pulp helped support upward pricing momentum. During the first quarter, European list prices increased by $90 per ADMT to $890 per ADMT. Such price increases were enhanced by the strengthening of the U.S. dollar relative to the Euro in the period.”
Mr. Lee added: “All of our mills performed well in the first quarter. Our Stendal mill had 10 days of scheduled maintenance downtime in the quarter and early in the quarter we curtailed about 17,000 tonnes of production at our German mills because of seasonal low fiber availability due to extreme weather conditions. We have been particularly pleased with the progress at our Celgar mill. While certain initiatives have taken longer to come to fruition than we expected, production is now regularly breaching records and the wood supply systems we have optimized are now deeply entrenched. These initiatives, along with the incremental EBITDA that will be provided by the addition of a new turbine in the fall of 2010, will significantly advance the cash earnings capability of our Celgar mill.”
Mr. Lee continued: “In April, pulp list prices increased by $40 to $930 per ADMT in Europe and in North America and China list prices increased by $50 to $960 per ADMT and $830 per ADMT, respectively. A further $30 per ADMT increase in pulp list prices in Europe and a $40 per ADMT increase in North America and China have also recently been announced for May 2010.”
Mr. Lee concluded: “The global economic revival has continued to date. Looking ahead, we expect the current strong demand and reduced supply to support strong pulp pricing in the near term. We are well positioned to realize upon the strength in pulp markets.”
Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009
Pulp revenues for the three months ended March 31, 2010 increased by approximately 32.6% to €171.1 million from €129.0 million in the comparative period of 2009, due to higher pulp prices. Revenues from the sale of excess energy decreased slightly to €9.1 million in the first quarter from €10.5 million in the same quarter last year, primarily due to the absence of a one-time grid access fee rebate received in 2009.
Pulp production decreased to 329,455 ADMTs in the current quarter from 345,620 ADMTs in the same quarter of 2009, primarily due to 10 days of scheduled maintenance downtime at our Stendal mill and a production curtailment caused by limited fiber supply availability at our German mills during the first quarter of 2010, which did not occur in the first quarter of 2009. We have 12 days (approximately 17,000 tonnes) of scheduled maintenance downtime planned for our Celgar mill in the second quarter of 2010.

Pulp sales volume decreased slightly to 332,869 ADMTs in the current quarter from 336,659 ADMTs in the comparative period of 2009. Average pulp sales realizations increased by 34.5% to €507 per ADMT in the first quarter of 2010, compared to €377 per ADMT in the same period last year, primarily due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro.
Costs and expenses in the first quarter of 2010 increased to €162.2 million from €152.0 million in the comparative period of 2009, primarily due to increased fiber costs and the costs associated with the annual maintenance shutdown at the Stendal mill.
On average, our fiber costs increased by approximately 6.0% in the first quarter of 2010 from the same period in 2009. Our Celgar mill had lower fiber costs because of an increase in the residual supply of fiber and the corresponding decrease in reliance on fiber sourced from third party field chippers. We currently expect fiber costs at our Celgar mill to continue to decrease in the short-term, primarily due to the increased availability of residual woodchips. Fiber costs at our German mills were higher due to the impact of reduced harvesting rates and increased demand from the European board industry. As we move into the second quarter of the year, we expect further upward pressure in pricing for our German mills due to increasing production in the European board industry, but also expect harvesting levels to increase, which should cause pricing to level off thereafter.
For the first quarter of 2010, we recorded operating income of €18.0 million, compared to an operating loss of €12.4 million in the comparative quarter of 2009 primarily due to significantly improved pulp prices.
Interest expense in the first quarter of 2010 marginally decreased to €16.4 million from €16.5 million in the comparative quarter of 2009 due to lower debt levels being partially offset by accretion expense related to the exchange of our convertible notes.
Our Stendal mill recorded an unrealized loss of €6.5 million on its outstanding interest rate derivatives in the current quarter, compared to an unrealized loss of €15.0 million in the same quarter of last year. We recorded a foreign exchange loss on our debt of €5.2 million in the first quarter of 2010 compared to a loss of €4.4 million in the same period last year.

In the first quarter of 2010, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €3.7 million, compared to €9.3 million of loss in the same quarter last year.
In the first quarter of 2010, we reported Operating EBITDA of €31.8 million compared to Operating EBITDA of €1.1 million in the first quarter of 2009 and Operating EBITDA of €23.5 million in the fourth quarter of 2009. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 6 of the financial tables included in this press release.
We reported net loss of €7.5 million, or €0.21 per basic and diluted share, for the first quarter of 2010 which included aggregate non-cash, unrealized losses of €11.8 million on the Stendal interest derivatives and foreign exchange loss on our debt. In the first quarter of 2009, we reported a net loss of €39.4 million, or €1.08 per basic and diluted share. As at March 31, 2010 and 2009, respectively, we had 36,483,204 and 36,422,487 common shares outstanding.

Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	As at March 31,	As at December 31,
	2010	2009
	(in thousands)
Financial Position
Cash and cash equivalents	€48,692	€51,291
Working capital	99,362	99,150
As at March 31, 2010, we had an aggregate amount of €506.3 million outstanding under our Stendal Loan Facility and had drawn approximately C$24.0 million under our Celgar Revolving Facility. As at March 31, 2010, we had not drawn any amount under the €28.5 million in working capital facilities for our Rosenthal mill.
Restricted Group
The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	As at March 31,	As at December 31,
	2010	2009
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€26,083	€20,635
Working capital	76,116	57,015
Property, plant and equipment	375,279	362,311
Total assets	596,293	555,977
Long-term liabilities	320,706	301,173
Total equity	211,742	200,247
As at March 31, 2010, our Restricted Group had cash and cash equivalents of €26.1 million, working capital of €76.1 million and approximately €38.1 million in available undrawn lines of credit.
Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday May 4, 2010 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through June 4, 2010, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=41978&c=MERC&mediakey=D8E8F25804804300 C11FC37D8C9B5C8B&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 11, 2010 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 70315308.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of Euros)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	€48,692	€51,291
Receivables	90,391	71,143
Inventories	81,730	72,629
Prepaid expenses and other	7,568	5,871

Total current assets	228,381	200,934

Long-term assets
Property, plant and equipment	875,897	868,558
Deferred note issuance and other	7,813	8,186
Deferred income tax	3,698	3,426
Note receivable	2,698	2,727

	890,106	882,897

Total assets	€1,118,487	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€105,380	€85,185
Pension and other post-retirement benefit obligations	619	567
Debt	23,020	16,032

Total current liabilities	129,019	101,784

Long-term liabilities
Debt	810,366	813,142
Unrealized interest rate derivative losses	59,418	52,873
Pension and other post-retirement benefit obligations	19,740	17,902
Capital leases and other	11,087	12,157

	900,611	896,074

Total liabilities	1,029,630	997,858

EQUITY
Shareholders’ equity
Share capital	202,939	202,844
Paid-in capital	(5,625)	(6,082)
Retained earnings (deficit)	(104,781)	(97,235)
Accumulated other comprehensive income (loss)	30,967	23,695

Total shareholders’ equity	123,500	123,222

Noncontrolling interest (deficit)	€(34,643)	€(37,249)

Total equity	88,857	85,973

Total liabilities and equity	€1,118,487	€1,083,831

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues
Pulp	€171,121	€129,033
Energy	9,131	10,539

	180,252	139,572

Costs and expenses
Operating costs	140,409	131,997
Operating depreciation and amortization	13,724	13,401

	26,119	(5,826)
Selling, general and administrative expenses	8,095	7,145
Sale of emission allowances	—	(558)

Operating income (loss)	18,024	(12,413)

Other income (expense)
Interest expense	(16,423)	(16,549)
Investment income (loss)	94	(3,202)
Foreign exchange gain (loss) on debt	(5,231)	(4,416)
Gain (loss) on extinguishment of convertible notes	(929)	—
Gain (loss) on derivative instruments	(6,546)	(15,013)

Total other income (expense)	(29,035)	(39,180)

Income (loss) before income taxes	(11,011)	(51,593)
Income tax benefit (provision) — current	(204)	(49)
— deferred	—	3,031

Net income (loss)	(11,215)	(48,611)
Less: net loss (income) attributable to noncontrolling interest	3,669	9,261

Net income (loss) attributable to common shareholders	(7,546)	(39,350)

Retained earnings (deficit), beginning of period	(97,235)	(35,046)

Retained earnings (deficit), end of period	€(104,781)	€(74,396)

Net income (loss) per share attributable to common shareholders
Basic	€(0.21)	€(1.08)

Diluted	€(0.21)	€(1.08)

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2010 and 2009, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€26,083	€22,609	€—	€48,692
Receivables	53,074	37,317	—	90,391
Inventories	56,932	24,798	—	81,730
Prepaid expenses and other	3,872	3,696	—	7,568

Total current assets	139,961	88,420	—	228,381

Property, plant and equipment	375,279	500,618	—	875,897
Deferred note issuance and other	3,170	4,643	—	7,813
Deferred income tax	3,698	—	—	3,698
Due from unrestricted group	71,487	—	(71,487)	—
Note receivable	2,698	—	—	2,698

Total assets	€596,293	€593,681	€(71,487)	€1,118,487

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€60,456	€44,924	€—	€105,380
Pension and other post-retirement benefit obligations	619	—	—	619
Debt	2,770	20,250	—	23,020

Total current liabilities	63,845	65,174	—	129,019

Debt	294,248	516,118	—	810,366
Due to restricted group	—	71,487	(71,487)	—
Unrealized interest rate derivative losses	—	59,418	—	59,418
Pension and other post-retirement benefit obligations	19,740	—	—	19,740
Capital leases and other	6,718	4,369	—	11,087

Total liabilities	384,551	716,566	(71,487)	1,029,630

EQUITY
Total shareholders’ equity (deficit)	211,742	(88,242)	—	123,500
Noncontrolling interest (deficit)	—	(34,643)	—	(34,643)

Total liabilities and equity	€596,293	€593,681	€(71,487)	€1,118,487

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)

	December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€20,635	€30,656	€—	€51,291
Receivables	34,588	36,555	—	71,143
Inventories	52,897	19,732	—	72,629
Prepaid expenses and other	3,452	2,419	—	5,871

Total current assets	111,572	89,362	—	200,934

Property, plant and equipment	362,311	506,247	—	868,558
Deferred note issuance and other	3,388	4,798	—	8,186
Deferred income tax	3,426	—	—	3,426
Due from unrestricted group	72,553	—	(72,553)	—
Note receivable	2,727	—	—	2,727

Total assets	€555,977	€600,407	€(72,553)	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€51,875	€33,310	€—	€85,185
Pension and other post-retirement benefit obligations	567	—	—	567
Debt	2,115	13,917	—	16,032

Total current liabilities	54,557	47,227	—	101,784

Debt	276,604	536,538	—	813,142
Due to restricted group	—	72,553	(72,553)	—
Unrealized interest rate derivative losses	—	52,873	—	52,873
Pension and other post-retirement benefit obligations	17,902	—	—	17,902
Capital leases and other	6,667	5,490	—	12,157
Deferred income tax	—	—	—	—

Total liabilities	355,730	714,681	(72,553)	997,858

EQUITY
Total shareholders’ equity (deficit)	200,247	(77,025)	—	123,222
Noncontrolling interest (deficit)	—	(37,249)	—	(37,249)

Total liabilities and equity	€555,977	€600,407	€(72,553)	€1,083,831

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Three Months Ended March 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues
Pulp	€106,417	€64,704	€—	€171,121
Energy	3,375	5,756	—	9,131

	109,792	70,460	—	180,252

Operating costs	78,500	61,909	—	140,409
Operating depreciation and amortization	7,213	6,511	—	13,724
Selling, general and administrative expenses and other	8,006	89	—	8,095

	93,719	68,509	—	162,228

Operating income (loss)	16,073	1,951	—	18,024

Other income (expense)
Interest expense	(7,320)	(10,264)	1,161	(16,423)
Investment income (loss)	1,239	16	(1,161)	94
Foreign exchange gain (loss) on debt	(5,231)	—	—	(5,231)
Gain (loss) on extinguishment of convertible notes	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(6,546)	—	(6,546)

Total other income (expense)	(12,241)	(16,794)	—	(29,035)

Income (loss) before income taxes	3,832	(14,843)	—	(11,011)
Income tax benefit (provision)	(161)	(43)	—	(204)

Net income (loss)	3,671	(14,886)	—	(11,215)
Less: net loss (income) attributable to noncontrolling interest	—	3,669	—	3,669

Net income (loss) attributable to common shareholders	€3,671	€(11,217)	€—	€(7,546)

	Three Months Ended March 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€75,016	€54,017	€—	€129,033
Energy	4,016	6,523	—	10,539

	79,032	60,540	—	139,572

Operating costs	73,316	58,681	—	131,997
Operating depreciation and amortization	6,704	6,697	—	13,401
Selling, general and administrative expenses and other	4,422	2,165	—	6,587

	84,442	67,543	—	151,985

Operating income (loss)	(5,410)	(7,003)	—	(12,413)

Other income (expense)
Interest expense	(7,302)	(10,356)	1,109	(16,549)
Investment income (loss)	916	(3,009)	(1,109)	(3,202)
Foreign exchange gain (loss) on debt	(4,416)	—	—	(4,416)
Gain (loss) on derivative instruments	—	(15,013)	—	(15,013)

Total other income (expense)	(10,802)	(28,378)	—	(39,180)

Income (loss) before income taxes	(16,212)	(35,381)	—	(51,593)
Income tax benefit (provision)	208	2,774	—	2,982

Net income (loss)	(16,004)	(32,607)	—	(48,611)
Less: net loss (income) attributable to noncontrolling interest	—	9,261	—	9,261

Net income (loss) attributable to common shareholders	€(16,004)	€(23,346)	€—	€(39,350)

(5)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Net income (loss) attributable to common shareholders	€(7,546)	€(39,350)
Net income (loss) attributable to noncontrolling interest	(3,669)	(9,261)
Income taxes (benefits)	204	(2,982)
Interest expense	16,423	16,549
Investment (income) loss	(94)	3,202
Foreign exchange (gain) loss on debt	5,231	4,416
Loss on extinguishment of convertible notes	929	—
Loss (gain) on derivative instruments	6,546	15,013

Operating income (loss)	18,024	(12,413)
Add: Depreciation and amortization	13,821	13,467

Operating EBITDA(1)	€31,845	€1,054

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Restricted Group
Net income (loss) attributable to common shareholders(1)	€3,671	€(16,004)
Income taxes (benefits)	161	(208)
Interest expense	7,320	7,302
Investment (income) loss	(1,239)	(916)
Foreign exchange (gain) loss on debt	5,231	4,416
Loss on extinguishment of convertible notes	929	—

Operating income (loss)	16,073	(5,410)
Add: Depreciation and amortization	7,310	6,770

Operating EBITDA(2)	€23,383	€1,360

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

# # #

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